FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS REPORTS
FIRST QUARTER 2006 RESULTS

Revenue up 27%; $0.01 per share GAAP Income from Continuing Operations

ANNAPOLIS, MD. May 4, 2006 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the first quarter ended March 31, 2006.

As compared to the same period a year ago:

•	Revenue was $31.7 million, up 27% from $24.9 million.

•	Gross profit was $13.9 million, up 9% from $12.8 million.

•	GAAP income from continuing operations was $0.3 million, or $0.01 per share, up $0.9 million or $0.02 per share from a loss from continuing operations of $0.6 million, or $0.01 per share, last year.

•	Net loss was $1.7 million, or $0.04 per basic and diluted share, an improvement from a net loss of $2.1 million, or $0.05 per basic and diluted share, last year. This income is after non-cash expense increases, including $0.8 million (up from $0.2 million) for stock-based compensation under the new SFAS 123 ® rules, and a $0.2 million increase in non-cash financing expense related to new warrants issued during the quarter.

•	EBITDA from continuing operations was $4.4 million or $0.11 per basic and diluted share, up 98% from $2.3 million or $0.06 per basic and diluted share. (See important discussion about the presentation of EBITDA, below.)

“The company started 2006 with strong results across the board,” notes Maurice B. Tosé, TCS chairman, president and CEO. “We expanded our product offerings, entered new markets, teamed with new strategic partners, signed new major customers, and introduced and secured new technologies. Thanks to the hard work of our dedicated employees, we generated positive income from our continuing operations for the first time in two years, indicating our operational strategy is on the right track.

“The improvement in results was led by a resurgence in Government systems sales and continued growth in Government services. Revenue from hosted Commercial services also continued to increase. Ten million dollars of new financing has shored up the balance sheet and allows us to focus on our key strategic initiatives. All-in-all, this first quarter has set our continuing operations on course for another year of growth.”

First Quarter 2006 Highlights

Commercial E9-1-1 and Location Based Services

•	Sprint and Nextel launched StreetFinder Wireless, provided by TCS and Rand McNally. The new Rand McNally StreetFinder® Wireless application is a downloadable mobile application that delivers easy access to maps, directions and directory listings for the entire United States.

•	TCS introduced two new location-based service applications. TCS introduced “TCS Places” which identifies local services and their precise locations and “TCS Handset Locator” which finds missing handsets instantly via the web. Both applications were rolled out as new services offered to subscribers of our location-based services.

•	TCS was awarded four new patents and entered a strategic alliance with Ocean Tomo to monetize certain patents. The company received new patents during the quarter for determining precise location using assisted GPS technology. Ocean Tomo, a merchant bank specializing in intellectual property, was engaged to sell or license patents covering technology the company does not currently use or plan to use in active product lines and services.

•	TCS partnered with Vodafone Spain to deliver real-time financial information. TCS marketStream™ provides Vodafone BlackBerry® subscribers access to worldwide financial information anytime and anywhere.

•	TCS Partnered with Covergence to offer VoIP E9-1-1 Service to the enterprise market. The integrated solution ensures that mobile enterprise customers have access to emergency services.

Government

•	TCS teamed with SAP to provide wireless access to critical SAP solutions. This partnership enables customers in remote locations to access SAP applications from the central office via a secure wireless network using TCS SwiftLink® terminals and teleport resources.

•	TCS teamed with NCI Information Systems, Inc. for a $4.1 million task order with the U.S. Army for information technology support. TCS will provide IT infrastructure services that include network management, system administration, and user support

•	TCS was awarded a technical consulting and services contract by the Maryland Department of Budget and Management. The statewide master contract is a multiple award contract vehicle that encompasses 15 information technology functional areas.

•	U.S. Coast Guard procured custom-configured TCS SwiftLink® deployable solution for secure emergency uses. SwiftLink systems are part of the secure emergency and disaster communications planning for the 2006 hurricane season.

•	TCS extended coverage areas for VSAT SwiftLink global satellite services. SwiftLink GSS now covers 70 percent of the world’s populated regions, including North and South America, Africa, Western Europe, West Asia, and the Middle East.

•	TCS and COOP systems partnered to offer myCOOP™ continuity planning software. This dynamic solution now available on the GSA Schedule ensures survivability of clients’ critical functions.

Financial Details

Revenue and Gross Profit (revenue minus direct cost of revenue, including amortization of software development costs – excluding Enterprise Division operations) compared to first quarter 2005 results:

	Three months ended March 31,
		2006			2005
Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$14.6	$0.1	$14.7	$11.7	$0.1	$11.8

Services	0.5	6.7	7.2	0.6	4.4	5.0

Systems	3.5	6.3	9.8	4.7	3.3	8.0

Total revenue	$18.6	$13.1	$31.7	$17.0	$7.8	$24.8

Gross profit ($millions)

Hosted, subscriber, and maintenance	$6.9	$—	$6.9	$6.1	$0.1	$6.2

As a % of revenue	47%		47%	53%	94%	53%

Services	0.2	2.0	2.2	$0.3	1.8	2.1

As a % of revenue	36%	30%	30%	47%	40%	41%

Systems	2.6	2.2	4.8	3.6	0.9	4.5

As a % of revenue	75%	36%	50%	76%	27%	56%

Total gross profit	$9.7	$4.2	$13.9	$10.0	$2.8	$12.8

Gross profit as a % of revenue	52%	32%	44%	59%	35%	51%

Hosted, subscriber, and maintenance revenue and gross profit
Revenue from hosting subscriber and maintenance was up 25% to $14.7 million for the quarter, reflecting the growing contribution from Voice Over IP (VoIP) E9-1-1 service. The gross profit from this category of revenue was $6.9 million or 47% of revenue versus $6.2 million or 53% of revenue in the first quarter of 2005; the lower margin reflects wireless E9-1-1 pricing trends, and incremental costs for support of VoIP E9-1-1.

Services revenue and gross profit
Revenue from technical network services (primarily for government customers) was $7.2 million in the quarter, up 43% from $5.0 million in the first quarter of last year. The gross profit from this category of revenue was $2.2 million or 30% of revenue versus $2.1 million or 41% of revenue in the same period last year. Margins in the first half of last year included a service contract with unusually favorable margins.

Systems revenue and gross profit
Revenue from sales of systems was $9.8 million in the quarter, up 22% from $8.0 million for the same period in 2005. Sales of government systems were $6.3 million, up from $3.3 million a year ago, reflecting a resurgence of SwiftLink deployable systems business, while commercial systems sales were $3.5 million versus $4.7 million a year ago. Commercial systems revenue for this year’s quarter included a $2.1 million license capacity sale, while first quarter last year included a $3.5 million license capacity sale. The gross profit from systems sales was $4.8 million or 50% of revenue versus $4.5 million or 56% of revenue in 2005.

Cash operating expenses (Research and development & sales, general, and administrative expenses)
Research and development expense in the first quarter 2006 was $2.8 million, versus $4.3 million in the same period in 2005. In addition to the amount expensed, $0.5 million of development expense was capitalized in 2006, while none was capitalized in the first quarter of 2005. Sales and marketing expenses of $3.0 million for 2006 were up slightly from the same period in 2005. General and administrative expenses of $3.9 million in the first quarter of 2006 were up 10% from the same period in 2005, mainly due to increased staffing for our government division.

Non-cash operating expenses (Depreciation, amortization, and non-cash stock compensation expenses)
Depreciation and amortization of property, equipment, and acquired intangible assets totaled $2.5 million in the first quarter of 2006, versus $2.1 million in 2005. Non-cash stock compensation expense was $0.8 million in the first quarter of 2006, versus $0.2 million in same period in 2005. This increase is the result of new accounting standard SFAS 123® which requires companies to recognize expense for stock options that were previously excluded from non-cash stock compensation expense.

Liquidity, capital resources, and assets held for sale
The company ended the first quarter 2006 with $10.3 million of cash, up from $9.3 million at the end of the previous quarter. The company closed a private placement transaction pursuant to which $10 million of secured notes were sold to institutional investors in a private placement. Our continuing operations used cash from operations of $0.9 million (including an increase in working capital of $5.2 million, mostly from accrued payroll due to timing differences), capital expenditures of $0.5 million, capitalized software development costs of $0.5 million, and principal payments on our line of credit, long-term debt and capital leases of $0.3 million. Our continuing operations provided $10.3 million of net proceeds from our private placement transaction and the issuance of a note payable. The Enterprise operations used a total of $1.1 million of cash, consisting of cash from operations, including working capital changes, and capital expenditures.

Operating progress in the Enterprise division included record activations of Blackberry users in March, three new mobile asset management customer agreements, and selection by Gartner Group of mobeo™ as a “Cool Vendor in the Mobile Managed Services Space.”  The bankers handling the sale of the Enterprise assets have reported active interest from multiple parties who are considering offers for all or parts of the division, and TCS is committed to completing disposition of the unit before year end.  Likewise, our Ocean Tomo partners have indicated that initial sales of some patent rights should occur during the next six months.

Backlog
As of March 31, 2006, the company’s backlog (excluding Enterprise operations) was approximately $115 million, down from $122 million at year end 2005 as a result of the higher revenues in the first quarter of 2006 compared to the fourth quarter of 2005. Backlog that we expect to realize in the next twelve months increased to $61 million, compared to $59 million at year end.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. We define EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

GAAP to non-GAAP Reconciliation	3 months ended March 31,
(amounts in thousands)	2006	2005
Consolidated Statement of Operations Reconciliation	(unaudited)

Net loss on a GAAP basis	$(1,712)	$(2,087)

Depreciation and amortization of property and equipment	2,445	2,035

Interest, financing, and other costs	531	358

Amortization of software development costs	281	191

Non-cash stock compensation expense	811	205

Amortization of acquired intangible assets	37	37

Loss from Enterprise operations held for sale	2,054	1,512

EBITDA from continuing operations	$4,447	$2,251

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis	$(0.04)	$(0.05)

Depreciation and amortization of property and equipment	0.06	0.05

Interest, financing, and other costs	0.01	0.01

Amortization of software development costs	0.01	0.00

Non-cash stock compensation expense	0.02	0.01

Amortization of acquired intangible assets	0.00	0.00

Loss from Enterprise operations held for sale	0.05	0.04

EBITDA from continuing operations per share	$0.11	$0.06

Shares used in calculation	39,085	38,496

Conference Call
The company will host a conference call to discuss the results at 5:00 PM ET on Thursday, May 4, 2006. Participating on the call will be the company’s chairman, president and CEO, Maurice B. Tosé, and Tom Brandt, senior vice president and CFO. A question and answer session will follow management’s presentation. To participate in the conference call, dial the appropriate number below shortly before the 5:00 PM start time. Ask for the TeleCommunication Systems conference call hosted by Mr. Tosé, Conference ID 52533395. The teleconference dial-in numbers are as follows:

Domestic callers:	1-866-659-2037
International callers:	1-617-614-2713

The conference call will be broadcast simultaneously on the company’s web site, www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A replay of the call will be available on Thursday May 4, 2006 beginning at 7:00 PM ET and will be accessible until Thursday May 11, 2006 at 7:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international listeners. The access number is 18161792.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) engineers and delivers award-winning wireless communications technology to commercial and government customers that require high reliability. As key provider of Location Based Services (LBS) to major telecommunication carriers, TCS is a world leader in capturing the “X/Y” coordinates that define the precise location of a wireless device user, and is relied upon for E9-1-1, secure deployable communication systems, and commercial applications like navigation and asset tracking. TCS products and services are integrated into customer networks or hosted in TCS facilities, and include VoIP
E9-1-1, wireless portals, mobile subscriber applications like Rand McNally Traffic, StreetFinder® Wireless, and marketStream™, as well as satellite-based SwiftLink® deployable communication systems for defense, intelligence, security, and commercial users. For more information visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (a) our operational strategy is on the right track, (b) ten million dollars of new financing has shored up the balance sheet and allows us to focus on our key strategic initiatives, (c) this first quarter has set our continuing operations on course for another year of growth, (d) dynamic solution now available on the GSA Schedule ensures survivability of clients’ critical functions, and (e) TCS expects to complete disposition of the Enterprise unit before year-end, (f) initial sales of some patent rights should occur during the next six months, and (g) backlog that we expect to realize in the next twelve months increased to $61 million.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, or other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for our products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
	3 months ended March 31,

	2006	2005

(unaudited)

Revenue

Hosted, subscriber, and maintenance	$14,772	$11,826

Services	7,172	5,021

Systems	9,742	8,009

Total revenue	31,686	24,856

Direct costs of revenue

Direct cost of hosted, subscriber, and maintenance revenue	7,857	5,581

Direct cost of services revenue	4,992	2,949

Direct cost of systems	4,911	3,533

Total direct cost of revenue	17,760	12,063

Hosted, subscriber, and maintenance gross profit	6,915	6,245

As a % of revenue	47%	53%

Services gross profit	2,180	2,072

As a % of revenue	30%	41%

Systems gross profit	4,831	4,476

As a % of revenue	50%	56%

Total gross profit	13,926	12,793

Total gross profit as a % of revenue	44%	51%

Operating costs and expenses

Research and development expense	2,837	4,302

Sales and marketing expense	2,979	2,846

General and administrative expense	3,944	3,585

Depreciation and amortization of property and equipment	2,445	2,035

Amortization of acquired intangible assets	37	37

Non-cash stock compensation expense	811	205

Total operating costs and expenses	13,053	13,010

Income/(loss) from operations	873	(217)

Cash interest expense	(237)	(233)

Non-cash financing cost	(322)	(84)

Other income/(expense), net	28	(41)

Income/(loss) from continuing operations	342	(575)

Loss from operations of Enterprise assets held for sale	(2,054)	(1,512)

Net loss	$(1,712)	$(2,087)

Income/(loss) per share- basic

Income/(loss) per share from continuing operations	$0.01	$(0.01)

Loss from discontinued operations	(0.05)	(0.05)

Net loss per share-basic	$(0.04)	$(0.05)

Income/(loss) per share- diluted

Income/(loss) per share from continuing operations	$0.01	$(0.01)

Loss from discontinued operations	(0.05)	(0.04)

Net loss per share-diluted	$(0.04)	$(0.05)

Weighted average shares outstanding- basic	39,085	38,496

Weighted average shares outstanding- diluted (income from continuing operations)	39,545	38,496

Weighted average shares outstanding- diluted (loss from

discontinued operations and net loss)	39,085	38,496

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
March 31,		December 31,

	2006	2005

Assets

Current assets:
Cash and cash equivalents	$10,330	$9,320

Accounts receivable, net	22,124	20,886

Unbilled receivables	7,321	6,361

Inventory	2,936	3,197

Other current assets	3,491	2,970

Assets held for sale	22,978	22,891

Total current assets	69,180	65,625

Property and equipment, net	14,528	16,323

Software development costs, net	4,044	3,825

Acquired intangible assets, net	967	1,004

Goodwill	1,813	1,813

Other assets	2,468	1,982

Total assets	$93,000	$90,572

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued expenses	$9,664	$14,146

Deferred revenue	5,835	4,123

Current portion of capital leases and notes payable	8,993	13,181

Liabilities held for sale	7,608	6,719

Total current liabilities	32,100	38,169

Capital leases and notes payable, less current	9,045	3,341

portion and net of debt discount
Total stockholders' equity	51,855	49,062

Total liabilities and stockholders' equity	$93,000	$90,572